Exhibit (d)(19)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to Investment Advisory Agreement (this "Amendment"), effective as of April 30, 2020, is made by and between Matthews International Funds (the "Trust") and Matthews International Capital Management, LLC ("Matthews," and together with the Trust, the "Parties").

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement, dated as of February 1, 2016, as amended effective August 30, 2018, by and between the Trust and Matthews (the "Agreement").

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to provide for (i) the addition of one separate series of the Trust; (ii) the renaming of an existing series of the Trust; and (iii) the removal of one separate series of the Trust that was liquidated effective March 29, 2019.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.The addition of the Matthews Emerging Markets Equity Fund, the renaming of the Matthews Asia Total Return Bond Fund (formerly known as the Matthews Asia Strategic Income Fund), and the removal of the Matthews Asia Focus Fund as set forth on the attached amended Appendix A.

2.The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix A attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL
MANAGEMENT, LLC
By:	/s/ John P. McGowan	By: /s/ William J. Hackett

Name: John P. McGowan		Name: William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	April 29, 2020	Date:	April 29, 2020

APPENDIX A
MATTHEWS INTERNATIONAL FUNDS
FUND SCHEDULE
(updated April 30, 2020)
PART I:
Fund		Effective Date
•	Matthews Asia Growth Fund	February 1, 2016
•	Matthews Asia Dividend Fund	February 1, 2016
•	Matthews Pacific Tiger Fund	February 1, 2016
•	Matthews Asian Growth and Income Fund	February 1, 2016
•	Matthews Asia Innovators Fund	February 1, 2016
(name changed on April 29, 2016)
•	Matthews China Dividend Fund	February 1, 2016
•	Matthews China Fund	February 1, 2016
•	Matthews India Fund	February 1, 2016
•	Matthews Japan Fund	February 1, 2016
•	Matthews Korea Fund	February 1, 2016
•	Matthews Asia ESG Fund	February 1, 2016
•	Matthews Asia Value Fund	February 1, 2016
•	Matthews Emerging Markets Equity Fund	April 30, 2020
PART II
Fund		Effective Date
•	Matthews Asia Small Companies Fund	February 1, 2016
•	Matthews China Small Companies Fund	February 1, 2016
•	Matthews Emerging Asia Fund	February 1, 2016
PART III
Fund		Effective Date
•	Matthews Asia Total Return Bond Fund	February 1, 2016
(name changed on January 31, 2020)
•	Matthews Asia Credit Opportunities Fund	April 29, 2016

MATTHEWS INTERNATIONAL FUNDS MATTHEWS INTERNATIONAL CAPITAL

MANAGEMENT, LLC
By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name: John P. McGowan		Name: William J. Hackett
Title:	Vice President and Secretary	Title:	Chief Executive Officer
Date:	April 29, 2020	Date:	April 29, 2020